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Exhibit 99.13

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT entered into as of this 26th day of January, 2004 between DIAMOND DISCOVERIES INTERNATIONAL CORP., a Delaware corporation (the "Company") and Antonio Nardi ("Consultant").

        WHEREAS, the Company desires to engage Consultant to provide certain services for the Company, and Consultant desires to provide the same to Company.

        NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:

          1.     For a said period of one (1) month beginning on February 1, 2004 (the "Consulting Period") Consultant shall serve as a consultant to the Company on matters pertaining to accounting and internal controls. Consultant's services shall include consultation with and advice to directors and officers of the Company.

          2.     During the Consulting Period, the Company shall be entitled to Consultant's services for reasonable times when and to the extent requested by, and subject to the direction of, the Chairman and Chief Executive Officer of the Company in Ontario and Western Canada.

          3.     Consultant's services shall be rendered from his/her office, unless by mutual agreement from time to time arrangements are made for those services to be rendered elsewhere. Reasonable travel and living expenses necessarily incurred by Consultant to render services at locations other than his/her office shall be reimbursed by the Company promptly upon receipt of proper statements with regard to the nature and amount of those expenses. Those statements shall be furnished to the Company monthly at the end of each calendar month of the Consulting Period during which any of those expenses are incurred.

          4.     Consultant shall have no authority to bind Company by or to any obligation, agreement, promise or representation without first obtaining the written approval of the Chief Executive Officer. Consultant shall not incur any liability on behalf of Company or in any way represent or bind Company in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or legal representative of the other. Consultant shall not have the authority and shall not represent that he has authority to approve check requests or to order, purchase or otherwise obtain any equipment, supplies, services or other materials on behalf of Company.

          5.     In consideration of Consultant's entering into this Agreement, the Company has agreed to compensate the Consultant by issuing 2,500,000 shares of the Company's common stock.

        The Company intends to register the shares issued to Consultant by February 15, 2004 on Form S-8.

          6.     Consultant understands and agrees that Consultant is an independent contractor rather than an employee or agent of Company. Consultant hereby warrants and represents that he has all necessary licenses, visas, work permits or other government approvals required to perform the Services.

          7.     Consultant shall be responsible for withholding, paying, and reporting any and all required federal, state or local income, employment and other taxes and charges. Consultant understands and agrees that Company will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, workers' compensation or disability insurance.

          8.     Consultant understands and agrees it is not eligible for dental, medical, disability, hospitalization, life insurance, vacation, travel benefits and other employee welfare and benefit programs maintained by Company based on the Services or otherwise. In addition, Consultant shall not be eligible to participate in or accrue benefits under other programs which are available to employees of Company.

          9.     Proprietary Information. The Company has invested and will continue to invest considerable effort and expense in the development of technology and other Proprietary Information. The Company has taken steps and will continue to take all reasonable steps necessary to protect the secrecy of Proprietary Information of the Company. Consultant acknowledges and agrees that Consultant's position with the Company will afford Consultant an opportunity to access Proprietary Information of the Company. The misappropriation, unauthorized use, or disclosure of Proprietary Information would cause irreparable harm to the Company. Consultant agrees to hold Proprietary Information in confidence for the benefit of the Company. Consultant shall not directly or indirectly use or disclose, except as authorized in writing by the Company, any Proprietary Information (whether or not developed or compiled by Consultant) for any purpose not directly related to the Company's Business, and then only for the benefit of the Company. Consultant's obligations as set forth in this paragraph 9 shall remain in effect with respect to Trade Secrets, for so long as the Company is entitled to protection of rights in such Trade Secrets under applicable law, and with respect to Confidential Information for the duration of engagement and for a period of three (3) years after termination of engagement.

          10.   Assignment Of Rights. Consultant acknowledges and agrees that all Work Product and all physical embodiments thereof produced by the Consultant during the period of Consultant's engagement by the Company shall be considered "work for hire" as such term is defined in 17 U.S.C. Section 101, the ownership and copyright of which shall be vested solely in the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Consultant for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Consultant hereby assigns to the Company, and upon the future creation thereof automatically assigns to Company, without further consideration, the ownership of all Work Product. Consultant agrees (a) to disclose immediately to the Company all Proprietary Information developed in whole or part by Consultant during the term of Consultant's engagement by the Company; (b) to comply with all record-keeping requirements of the Company; and (c) at the request and expense of the Company, to do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the rights of the Company in such Proprietary Information including, without limitation, providing to the Company's employees full cooperation in any litigation or other proceeding to establish, protect, or obtain such rights. In the event that the Company is unable for any reason whatsoever to secure the Consultant's signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including without limitation, renewals, extensions, continuations, divisions, or continuations in part), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact to act for and on behalf of Consultant for the limited purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Consultant. This appointment is coupled with an interest and shall survive the death or disability of Consultant. Upon request by the Company, and in any event upon termination of Consultant's engagement, Consultant shall promptly deliver to the Company all property belonging to the Company including, without limitation, all Work Product and Proprietary Information (and all embodiments thereof) then in Consultant's custody, control, or possession, as a condition precedent to any remuneration payment due to Consultant.

          11.   Defintions. The following capitalized terms are used in this Agreement with the meanings thereafter acscribed:

            "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated by its owner as confidential, including, but not limited to: (a) any useful process, formula, composition of matter, or device which (i) is new or which Consultant has a reasonable basis to believe may be new, (ii) is being used or studied by the Company and is not described in a patent, and (iii) is not readily ascertainable from inspection of any commercially available product of the Company; (b) any engineering, technical, or product specifications of any current or future product of the Company; (c) any computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, design concepts, test data, or documentation related thereto, whether or not copyrighted, patented, or patentable; (d) information concerning the Company's pricing strategies, licensing strategies, and advertising campaigns; (e) information regarding Company executives, employees, personnel assignments, customers, and suppliers; (f) Company financial information; (g) Company training, policy, and procedure manuals; (h) the terms and conditions of this Agreement; and (i) any data or information defined herein as a Trade Secret, but which is determined by a court of competent jurisdiction not to rise to be a trade secret under applicable law.

            "Proprietary Information" means, collectively, Confidential Information and Trade Secrets.

            "Trade Secrets" means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

            "Works" means inventions (whether or not patentable), discoveries, improvements, designs, techniques, data and databases, materials, documentation, computer programs, and all other works of authorship and all embodiments thereof, created or developed in whole or in part by Consultant, including all worldwide rights therein under patent, copyright, Trade Secret, Confidential Information, or other property right.

            "Work Product" means all Works that have been produced or created during the term of this Agreement, or prior to the date of this Agreement if the Company paid for the development of such product. Notwithstanding the foregoing, "Work Product" shall not include Works developed entirely on Consultant's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, except for those inventions that either (i) related at the time of conception or reduction to practice to the Company's business or anticipated research or development of the Company, or (ii) result from any work performed by Consultant for the Company.

          12.   This Agreement may be terminated by Company or Consultant without cause in their sole discretion by providing the other party with at least thirty (30) calendar days' advance written notice (the "Notice Period"); provided that, if Consultant shall choose to terminate this Agreement prior to the expiration of its term, the Company shall not be obligated to make any payments due thereafter.

          13.   It is understood and agreed by the parties that the services of Consultant are unique and personal in nature and both Consultant and Company shall not delegate or assign all or any portion of its required performance to any other individual, firm or entity.

          14.   No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

          15.   This Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties hereto.

          16.   Notices hereunder shall be given in writing and will be deemed to have been given (a) on the date delivered in person, (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. mail, with return receipt requested, (c) twenty-four (24) hours after transmittal by facsimile, if sent by 5:00 p.m. Eastern Time, on a regular business day and confirmation of receipt thereof is reflected or obtained, or (d) if sent by overnight courier service, on the next business day after delivery to the courier service (in time for and specifying next day delivery). In each case such notices shall be sent to the address or facsimile number set forth below. Either party may change such address by giving (15) days written notice to the other party hereto.

If to Company:	Diamond Discoveries International Corp. 1010 Sherbrooke St. Suite 2401 Montreal, Quebec, Canada H3A 2R7
	Attention:	Chief Executive Officer
	Telephone:	(514) 842-3343
Facsimile:
If to Consultant:	Antonio Nardi 66 Blue Springs Road Toronto, Ontario, Canada M6L 2T7
Telephone:
Facsimile:

          17.   If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

          18.   This Agreement and the Exhibits hereto constitute the entire Agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations and discussions with respect to such subject matter. This Agreement may be modified in writing only, signed by the parties hereto.

          19.   The remedies hereunder shall be cumulative and not alternatives; the election of one remedy for a breach shall not preclude pursuit of other remedies.

          20.   Whenever required by the context, references herein to the singular shall include the plural and the masculine gender shall include the feminine gender. For the purposes of this Agreement, unless the context clearly requires otherwise, "or" is not exclusive and "including" shall mean "including, but not limited to."

          21.   The section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

          22.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          23.   Governing Law. This Agreement and the rights of Company and Contractor hereunder shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that any appropriate state court sitting in Manhattan in New York City or any Federal Court sitting in the Southern District of New York shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy and each party irrevocably consents to the jurisdiction of such courts, and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding in any such court and further waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.

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[Signature page to Consulting Agreement]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DIAMOND DISCOVERIES INTERNATIONAL CORP.

By	/s/ TEODOSIO V. PANGIA
Name	Teodosio V. Pangia
Title:	President and CEO

By	/s/ ANTONIO NARDI Antonio Nardi

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  Exhibit 99.13
CONSULTING AGREEMENT